UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2013

BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC

(Exact name of registrant as specified in its charter)

Texas	333-174226	38-3769404
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11451 Katy Freeway, Suite 500

Houston, Texas 77079

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (281) 598-8600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On September 16, 2013, Black Elk Energy Offshore Operations, LLC (the “Company”) entered into a Subscription Agreement with Asiasons Capital Limited (“Asiasons”) for the sale of 9,960,159 Class B Units of the Company for an aggregate purchase price of approximately US$50 million (based on a fixed exchange rate of one U.S. Dollar to 1.27 Singapore Dollars). Asiasons will pay for the Class B Units by issuing to the Company 56,697,304 ordinary shares in Asiasons. The ordinary shares of Asiasons are listed on the Singapore Exchange Securities Trading Limited (SGX Symbol: 5ET).

Asiasons will also issue an aggregate of 8,705,966 ordinary shares to Jett Capital Advisors LLC as a broker’s fee in connection with the transaction which will reduce the number of shares issued to the Company to 47,991,338 ordinary shares.

The Company will issue the Class B Units in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended, based on certain representations and warranties from Asiasons.

The issuance of the Class B Units is subject to customary closing conditions, including satisfactory completion by Asiasons of financial, legal and operational due diligence investigations of the Company, board approvals, accuracy of representations and warranties, and listing approval of the ordinary shares on the Singapore Exchange.

Upon the closing of the issuance of Class B Units to Asiasons, and together with a proposed purchase of Class B Units by Asiasons from PPVA Black Elk Equity LLC, Asiasons will own approximately 27.5% of the common voting units (comprising Class A Units and Class B Units) of the Company.

The representations and warranties that the parties have made to each other in the Subscription Agreement are as of specific dates. Except for its status as a contractual document that establishes and governs the legal relationship between the parties to the Subscription Agreement, the Subscription Agreement is not intended to be a source of factual, business or operational information about any of the parties thereto. The representations and warranties contained in the Subscription Agreement were made only for purposes of such Subscription Agreement, are solely for the benefit of the parties to such Subscription Agreement, and may be subject to limitations agreed between those parties, including being qualified by disclosures between those parties. The representations and warranties in the Subscription Agreement may have been made to allocate risks among the parties thereto, including where the parties do not have complete knowledge of all facts, instead of establishing matters as facts. Furthermore, those representations and warranties may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Subscription Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The foregoing description of the Subscription Agreement is qualified in its entirety by reference to the full and complete terms of such agreement, a copy of which is attached to this Form 8-K as Exhibit 10.1 and is incorporated by reference herein.

Item 7.01	Regulation FD Disclosure.

A copy of the press release announcing the transaction is being furnished pursuant to Regulation FD as Exhibit 99.1 to this report. The information in the press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

10.1	Subscription Agreement, dated as of September 16, 2013, by and between Black Elk Energy Offshore Operations, LLC and Asiasons Capital Limited.

99.1	Press release issued by Black Elk Energy Offshore Operations, LLC, dated September 20, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 20, 2013

BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC

By:	/s/ John Hoffman
	Name:	John Hoffman
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Subscription Agreement, dated as of September 16, 2013, by and between Black Elk Energy Offshore Operations, LLC and Asiasons Capital Limited.

99.1	Press release issued by Black Elk Energy Offshore Operations, LLC, dated September 20, 2013.